Exhibit 99.1

Maiden Holdings Announces Pricing of $150 Million 6.700% Non-Cumulative Preference Share Offering

HAMILTON, Bermuda, June 8, 2017 — Maiden Holdings, Ltd. (the “Company”) (Nasdaq: MHLD) today announced that it has priced an underwritten public offering of $150 million of its 6.700% Non-Cumulative Preference Shares, Series D (the “Preference Shares”), with a liquidation preference of $25.00 per share. The Company expects to receive the net proceeds from the sale of the Preference Shares on June 15, 2017, subject to customary closing conditions. Except in certain limited circumstances, the Preference Shares are not redeemable prior to June 15, 2022. On or after that date, subject to certain approvals prior to June 15, 2027, the Company may redeem at its option, for cash, in whole or in part, the Preference Shares at a redemption price of $25.00 per share plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends. The Company intends to apply to list the Preference Shares for trading on the New York Stock Exchange under the symbol “MHPRD.” If the application is approved, we expect trading to commence 30 days following the initial issuance of the Preference Shares.

The Company expects to use the net proceeds from the offering to repay Maiden Holdings North America, Ltd.’s outstanding $100.0 million aggregate principal amount of 8.00% notes due 2042, for continued support and development of the Company’s reinsurance business and for other general corporate purposes.

BofA Merrill Lynch, Morgan Stanley and UBS Investment Bank are acting as joint book-running managers for the offering and FBR Capital Markets & Co., JMP Securities and Compass Point are acting as co-managers for the offering.

The Preference Shares are being offered under the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission (“SEC”).

The Preference Shares may be offered only by means of a Prospectus Supplement and accompanying Prospectus. You may obtain a copy of the Prospectus Supplement and accompanying Prospectus from the SEC at www.sec.gov. Alternatively, the underwriters may arrange to send you these documents if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322; Morgan Stanley & Co. LLC toll-free at 1-800-584-6837; or UBS Securities LLC, Attn: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019 or by telephone at 1-888-827-7275.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor will there be any offer or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007. Through its subsidiaries, which are each A rated (excellent) by A.M. Best, the Company is focused on providing non-catastrophic, customized reinsurance products and services to small and mid-size insurance companies in the United States and Europe. As of March 31, 2017, Maiden had $6.6 billion in assets and shareholders' equity of $1.4 billion.

Forward-Looking Statements

This release contains "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, developments of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company's products, the effect of general economic conditions and unusual frequency of storm activity, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in Item 1A. Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 as updated in periodic filings with the SEC. The Company undertakes no obligation to publicly update any forward-looking statements, except as may be required by law.

Contact:

Noah Fields, Senior Vice President, Investor Relations

Maiden Holdings, Ltd.

Phone:  441.298.4927

E-mail:  nfields@maiden.bm

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